UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2008
COREL CORPORATION
(Exact name of Registrant as specified in its Charter)

CANADA	000-20562	98-0407194
(State or other Jurisdiction)	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
1600 Carling Avenue
Ottawa, Ontario
Canada
K1Z 8R7
(613) 728-0826
(Address of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On August 18, 2008, Corel Corporation (“Corel”) issued a press release announcing today that Corel Holdings, L.P. (“CHLP”) has informed Corel that it is withdrawing its previously announced proposal to acquire those shares of Corel not owned by CHLP for $11.00 in cash (the “CHLP Proposal”) in order to facilitate pursuit by Corel of alternatives for maximizing value for all of Corel’s shareholders. CHLP, an affiliate of Vector Capital Corporation (“Vector”), currently owns approximately 69% of the outstanding shares of Corel. Since the original announcement of the CHLP Proposal on March 28, 2008, Corel’s Board of Directors announced the formation of a special committee of the Board (the “Special Committee”) to assist the Board in evaluating and responding to the CHLP Proposal. The Special Committee was also charged with identifying other potential strategic alternatives with a view to maximizing value for all of Corel’s shareholders, which the Special Committee has identified. As a result, CHLP has advised Corel that it has withdrawn the CHLP Proposal in the interest of facilitating Corel’s pursuit of these third-party strategic alternatives. In light of the withdrawal of the CHLP Proposal and the Board’s desire to oversee evaluation of the potential strategic alternatives directly, the Board has unanimously determined that there is no longer a need for the Special Committee. As such, going forward the Board as a whole will supervise the evaluation of the strategic alternatives and the Special Committee has been dissolved. A copy of the press release is furnished herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     The following exhibits are filed with this Form 8-K:

Exhibit	Description

99.1	Press Release dated August 18, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: August 18, 2008

COREL CORPORATION
By:	/s/ CHRISTOPHER DIFRANCESCO
	Name:	Christopher DiFrancesco
	Title:	Senior Vice President, Legal, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated August 18, 2008.

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